Exhibit 5.2

[LETTERHEAD OF TESCHER GUTTER CHAVES JOSEPHER

RUBIN RUFFIN & FORMAN, P.A.]

May 12, 2006

Intcomex, Inc.

9835 NW 14th Street

Miami, Florida 33172

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Software Brokers of America, Inc., a Florida corporation (“SBA”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), by Intcomex, Inc., a Delaware corporation (the “Company”), SBA, Intcomex Holdings, LLC, a Delaware limited liability company (“Intcomex Holdings”), and Intcomex Holdings SPC-I, LLC, a Delaware limited liability company (“Intcomex Holdings SPC-I”) (together with SBA and Intcomex Holdings, the “Guarantors” and, together with the Company, the “Registrants”), in respect of the Company’s 11 3/4% Second Priority Senior Secured Notes due 2011 (the “Exchange Notes”) being issued in exchange for the Company’s 11 3/4% Second Priority Senior Secured Notes due 2011 originally issued on August 25, 2005 (the “Initial Notes”). The Exchange Notes will be issued under an Indenture (the “Indenture”), dated as of August 25, 2005, among the Registrants and The Bank of New York in its capacity as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, including the certificated form of the Exchange Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of SBA, and such other instruments and other certificates of public officials, officers and representatives of SBA and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. SBA is a corporation validly existing and in good standing under the laws of the State of Florida. SBA has full power and authority to own, lease and operate its properties and to carry on its business as presently conducted as described in the Registration Statement.

2. SBA has full right, power and authority to execute and deliver the Indenture and the Guarantees and to perform its obligations thereunder. Such execution, delivery and performance does not conflict with, or result in a breach of (a) SBA’s Articles of Incorporation or bylaws and (b) Florida statutes and the Florida constitution, to the extent same are generally applicable to business entities.

3. The execution and delivery by SBA of the Indenture, including the Guarantees, and the performance of the transactions contemplated thereby have been duly authorized and approved by all requisite corporate action on the part of SBA.

Insofar as the foregoing opinions relate to the valid existence and good standing of SBA, they are based solely on the certificates of good standing received from the Secretary of State of the State of Florida and on a telephonic confirmation from such Secretary of State. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of SBA, (i) we have assumed that each party to such agreement (other than SBA) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (ii) such opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of Florida, but we express no opinion as to any state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

TESCHER GUTTER CHAVES JOSEPHER RUBIN RUFFIN & FORMAN, P.A.

By:	/s/ Thomas Ruffin III, Esq.
Thomas Ruffin III, Esq.